Exhibit 10.2

CONFIDENTIAL AND PROPRIETARY – SUBJECT TO NON-DISCLOSURE OBLIGATIONS

January 27, 2016

Mr. Leland P. Maxwell
401 Dartmouth Road
Bryn Mawr, PA 19010

Dear Lee:

I am pleased to confirm your appointment as interim Chief Financial Officer of USA Technologies, Inc. (“USAT”). In your role as interim Chief Financial Officer, you will act as the principal accounting and principal financial officer of USAT, and you will report to me. Your first day will be Thursday, January 28, 2016.

The following are the terms of your engagement:

•	Your compensation will be $23,000 per month during the term of your engagement. As you are an independent contractor to USAT, your compensation will be paid to you without any payroll or other employee deductions, and you will not be eligible for any employee fringe benefits.
•	Other than incidental near-term transition activities, you will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.
•	Your appointment as interim Chief Financial Officer of USAT will end on September 30, 2016.
•	You will participate in the Fiscal Year 2016 Management Incentive Plan of USAT, and you would receive a cash bonus equal to 50% of the compensation received by you from USAT during the fiscal year if USAT achieves certain annual financial goals during and for the entire fiscal year.
•	You will be covered as an executive officer of USAT under our Directors & Officers liability insurance policy and would be covered by the applicable indemnification provisions set forth in our bylaws.
•	You acknowledge that you will be subject to the following policies of USAT: Code of Business Conduct and Ethics, as amended; and Blackout Period and Notification Policy.

CONFIDENTIAL AND PROPRIETARY – SUBJECT TO NON-DISCLOSURE OBLIGATIONS

•	Except in connection with your duties as interim Chief Financial Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your appointment as interim Chief Financial Officer has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USAT, or concerning USAT' s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your engagement with, or through your affiliation with USAT, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USAT’s premises, whether physically or electronically, without the express written permission of USAT.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

This offer is contingent upon approval of this letter by our Board of Directors which is expected to be no later than Thursday, January 28, 2016.

Lee, we are very much looking forward to your joining the USAT team! Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Accepted and Agreed to:

/s/ Leland P. Maxwell
Leland P. Maxwell

Dated: January 27, 2016